Exhibit 10.15

Great Lakes Dredge & Dock Company
Summary of the 401(k) Lost Benefit Plan

The 401(k) Lost Benefit Plan (the “Plan”) is an additional bonus compensation plan available to the executive officers of Great Lakes Dredge & Dock Company  (the “Company”), to the extent they qualify based on their annual compensation levels.  The Plan is intended to compensate the executive officers for being unable to obtain the maximum tax-deferred benefits allowed by the Company’s 401(k) Savings Plan, due to the various IRS employee compensation and plan contribution limitations.